Exhibit 99

SCHEDULE 14A

(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.      )

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[ ] Preliminary Proxy Statement	[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement [ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

FARMERS NATIONAL BANC CORP.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

XXXXXXXXXXXXXXXX

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, MARCH 30, 2000
PROPOSAL NO. 1: ELECTION OF DIRECTORS
PROPOSAL NO. 2:
APPROVAL AND ADOPTION OF THE FIRST AMENDED AND RESTATED ARTICLES OF INCORPORATION
PROPOSAL NO. 3:
APPROVAL AND ADOPTION OF THE FIRST AMENDED AND RESTATED CODE OF REGULATIONS
COMMITTEES OF THE BOARD OF DIRECTORS
SUMMARY COMPENSATION TABLE
FARMERS NATIONAL BANC CORP. 1999 STOCK OPTION PLAN
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

FARMERS NATIONAL BANC CORP.
20 SOUTH BROAD STREET
CANFIELD, OHIO 44406

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MARCH 30, 2000

TO THE HOLDERS OF SHARES OF COMMON STOCK:

      NOTICE IS HEREBY GIVEN that pursuant to call of its Directors, the Annual Meeting of the Shareholders of FARMERS NATIONAL BANC CORP., Canfield, Ohio will be held at Colonial Catering located at 429 Lisbon Street, Canfield, Ohio 44406 on Thursday, March 30, 2000 at three-thirty o’clock (3:30) P.M., Eastern Standard Time, for the purpose of considering and voting upon the following matters:

1.	ELECTION OF DIRECTORS. The election of the eight (8) persons listed in the accompanying Proxy Statement.

2.	APPROVAL AND ADOPTION OF THE FIRST AMENDED AND RESTATED ARTICLES OF INCORPORATION, which, among other matters, includes:

      (i) Modification of the Control Share Acquisition Article to provide the Board of Directors the authority to reject a control share acquisition under certain circumstances prior to submitting the matter to shareholders;

      (ii) Authority of the Board of Directors to issue preferred shares of stock, the terms of which can be specified at the time of such issuance;

      (iii) Updating provisions of the Articles of Incorporation which are no longer applicable under Ohio law or which are deemed unnecessary by the Board of Directors.

3.	APPROVAL AND ADOPTION OF THE FIRST AMENDED AND RESTATED CODE OF REGULATIONS, which, among other matters, includes:

      (i) Classification of the Board of Directors into three (3) separate classes with staggered three (3) year terms of directorships;

      (ii) Procedures for nominating candidates for the Board of Directors;

      (iii) Procedures for fixing the number of directors and filling vacancies of the Board of Directors;

      (iv) Removal of a director only for cause.

4.	TO TRANSACT SUCH OTHER BUSINESS as may properly come before the Meeting or any adjournment thereof.

      Shareholders of record at the close of business on February 11, 2000 are the only shareholders entitled to notice of and to vote at the Annual Shareholders Meeting.

By Order of the Board of Directors,

/s/ Frank L. Paden

Frank L. Paden, President & Secretary

Canfield, Ohio
March 9, 2000

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE.

FARMERS NATIONAL BANC CORP.
CANFIELD, OHIO 44406
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MARCH 30, 2000

      Farmers National Banc Corp., herein referred to as “Farmers” or the “Corporation” is furnishing this Proxy Statement to its shareholders in connection with the solicitation, by order of the Board of Directors of Farmers, of proxies to be used at the Annual Meeting of Shareholders to be held on Thursday, March 30, 2000 at 3:30 P.M., Eastern Standard Time, at Colonial Catering, 429 Lisbon Street, Canfield, Ohio 44406, and at any adjournments thereof. The Corporation is a one-bank holding company of which The Farmers National Bank of Canfield is the wholly owned subsidiary.

      The cost for solicitation of proxies will be borne by Farmers. Brokerage firms and other custodians, nominees and fiduciaries may be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies. Farmers will, upon request, reimburse brokerage firms, and other custodians, nominees and fiduciaries for the execution of proxies and for their expenses in forwarding proxy material to their principals.

      The proxy statement and the form of proxy are being mailed on March 9, 2000 or as soon thereafter as practicable to all shareholders entitled to vote at the meeting. In addition to use of mails, proxies may be solicited by officers, directors, and employees of Farmers by personal interview, telephone and telegraph.

      The 1999 Annual Report, including the required audited financial statements of the Corporation and related financial information, is enclosed with this proxy soliciting material.

VOTING RIGHTS

      Only shareholders of record at the close of business on February 11, 2000 will be entitled to vote at the meeting. As of February 11, 2000 Farmers had issued and outstanding 7,658,832 shares of common stock with no par value held by approximately 2,915 holders of record eligible to vote. Each outstanding share entitles the recordholder to one vote. The number of shares present at the meeting in person or by proxy will constitute a quorum for the transaction of business.

      On August 19, 1999, the Board of Directors of the Corporation declared a two for one stock split, whereby each shareholder of record as of September 17, 1999 would, following the split, own two shares of common stock for each one share held as of the record date. The stock split was effective on October 1, 1999. All share holding and values of common stock set forth in this Proxy Statement reflect this stock split.

      It is important that your stock be represented at the meeting, regardless of the number of shares you may own. We would appreciate your signing and returning the enclosed proxy. The shares represented by each proxy, which is properly executed and returned to Farmers, will be voted in accordance with the instructions indicated in such proxy. If no instructions are indicated, shares represented by proxy will be voted “FOR” the election of each of the Directors as described herein under Proposal 1, “FOR” approval of the adoption of the First Amended and Restated Articles of Incorporation under Proposal 2, and “FOR” approval and adoption of the First Amended and Restated Code of Regulations under Proposal 3. The proxy may be revoked at any time prior to its exercise, by delivering notice of revocation or a duly executed proxy bearing a later date to the Treasurer of the Corporation at any time before the proxy is voted. Shareholders who attend the meeting in person may vote their stock even though they may have sent in a proxy. No officer or employee of Farmers may be named as a proxy. If you received two or more proxy forms because of difference in addresses or registration of shareholdings, each should be executed and returned in order to assure a complete tabulation of shares.

      The Corporation will appoint two officers to act as inspectors for the purpose of tabulating the votes cast by proxy. Broker non-votes and abstentions are not treated as votes cast for purposes of any of the matters to be voted on at the meeting.

      The Board of Directors knows of no other business that will be presented for consideration at the 1999 Annual Meeting other than the matters described in this Proxy Statement. If any other matters should come before the meeting, the proxy holders will vote upon them in accordance with their best judgment.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

      Pursuant to the Code of Regulations, the authorized number of directors has been set at eight (8). The Board of Directors has nominated the eight (8) persons named below to serve as directors in accordance with the proposal. If Proposal No. 3 is approved, two (2) nominees will be elected as Class I Directors to serve an initial term of one (1) year, three (3)

nominees will be elected as Class II Directors to serve an initial term of two (2) years, and three (3) nominees will be elected as Class III Directors to serve an initial term of three (3) years (or, in all cases, until their successors have been duly elected and qualified). Assuming Proposal No. 3 is approved, after this year’s election, election of directors will be for three (3) year terms. If Proposal No. 3 is not adopted, each director will serve for one (1) year or until his successor is duly elected and qualified. The class in which each director is designated is identified below. Each of the eight (8) nominees is presently a member of the Board of Directors and has consented to serve another term as director if re-elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which case the persons named on the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or approve a resolution that provides for a lesser number of directors. It is presently anticipated that each person elected as a director of the Corporation at the annual meeting will be elected by the Corporation as a director of the Corporation’s wholly owned subsidiary, Farmers National Bank of Canfield.

      The eight nominees receiving the greatest number of votes will be elected to the Board of Directors.

INFORMATION WITH RESPECT TO NOMINEES

Certain information in the following tabulation has been furnished to Farmers by the respective nominees for Director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF THE EIGHT NOMINEES LISTED BELOW:

	Principal Occupation and Five Year Business
Name	Experience	Age	Director Since (A)

Benjamin R. Brown Class II Director Two Year Term	President and Owner of Castruction Company, Incorporated in 1965. The Company designs and manufactures pre-cast shapes and associated products for the steel industry.	54	1991

Richard L. Calvin Class III Director Three Year Term	Vice Chairman since 1996, formerly, Executive Vice President/Cashier of Farmers National Bank since 1972 and Executive Vice President/Treasurer of Farmers National Banc Corp. since 1983.	73	1975

Joseph D. Lane Class I Director One Year Term	Attorney and Principal of Lane & Rusu Co. L.P.A. since 1995. Vice President of Lane Funeral Homes, Inc. since 1975 and Vice President of Lane Life Paramedics Ambulance Services since 1985.	47	1999

David C. Myers Class II Director Two Year Term	President and Owner of Myers Equipment Corp. since 1955. The Company sells truck equipment and school buses. Mr. Myers has operated a 2,000 acre farm since 1946.	71	1988

Edward A. Ort Class III Director Three Year Term	President of Ort Furniture Mfg. Co. since 1973. The Company manufactures upholstered furniture which is shipped to retail furniture stores in northeastern United States since 1957.	70	1993

Frank L. Paden Class II Director Two Year Term	President & CEO of Farmers National Bank since 1996 and EVP/Sr. Loan Officer since 1991. President & Secretary of Farmers National Banc Corp. since 1996.	48	1992

William D. Stewart Class III Director Three Year Term	Chairman since 1996, formerly, President of Farmers National Bank since 1972 and President & Secretary of Farmers National Banc Corp. since 1983.	70	1972

Ronald V. Wertz Class I Director One year Term	C.P.C.U., C.I.C., Vice President with Acordia Insurance since 1998. Previously was President and Owner of Boyer Insurance, Inc. since 1981.	53	1989

(A) Includes the period served as a Director of The Farmers National Bank of Canfield prior to its reorganization into a wholly owned subsidiary of this Corporation in 1983.

PROPOSAL NO. 2:

APPROVAL AND ADOPTION OF THE FIRST AMENDED AND RESTATED ARTICLES OF
INCORPORATION

      The Board of Directors has adopted, subject to shareholder approval, the First Amended and Restated Articles of Incorporation (the “Restated Articles”) and recommends that you vote for the proposal to approve and adopt the Restated Articles. If the Restated Articles are approved and adopted by the shareholders, the Restated Articles will become effective at the time the Corporation files the Restated Articles with the Office of the Secretary of State of Ohio. It is anticipated that such action will occur on or before April 1, 2000.

      The substance and effect of certain provisions of the Restated Articles are described below and in the complete text of the Restated Articles as set forth in Exhibit “A” to this Proxy Statement. The following discussions are qualified in their entirety by reference to the text of the Restated Articles.

Modification of the Control Share Acquisition Article.

      Currently, the Corporation’s Articles of Incorporation prescribe the procedures under which the acquisition of ten (10%) percent or more of the voting power of the Corporation shall be made (a “Control Share Acquisition”). The Restated Articles modify the current Control Share Acquisition provision in only one material way. The Restated Articles provide that when the Board receives a Control Share Acquisition notice, it shall call a special meeting of the shareholders within ten (10) days unless the Board determines that: 1) the acquisition proposal is not made in good faith; 2) the acquisition would not be in the best interests of the Corporation and its shareholders or others whose interests the Board may take into consideration; 3) the person who delivers the notice fails to adequately demonstrate that he, she or it has the financial capacity to make the acquisition; or 4) the acquisition would be contrary to law if consummated. Accordingly, the Board is vested with power to disapprove a Control Share Acquisition without seeking the input of the shareholders.

      The Board has determined that it is in the best interests of the Corporation and the shareholders to retain a significant degree of control over the approval of any Control Share Acquisition. The effect of the current Control Share Acquisition Article is to almost immediately present to the shareholders any given proposal to acquire a significant number of the shares of the Corporation, possibly precluding due deliberation by the Board. The Board believes that by retaining control over this process, it will be in a better position to evaluate any given offer and to formulate a response to that offer. Such a response might be to accept the offer, to refuse such a request for an acquisition all together, or, if necessary, to negotiate the sale of a significant number of shares to the person filing the notice or to another party. It may even be necessary to search for a potential buyer of the Corporation.

      The effect of this specific Amendment is to vest the Board with the power to protect the best interests of the shareholders either by preventing the sale of a block of shares to a party whose plans for the Corporation are not in the best interests of the Corporation or the shareholders, or to provide for the sale of the Corporation for a fair price and on fair terms to all.

      This proposal alone does not have the effect of giving the Board the power to disapprove any takeover attempt, but could significantly affect the ability of any potential suitor to acquire a significant stake in the Corporation. This may result in the disapproval of a transaction that may ultimately be in the best interests of the shareholders.

      This proposal will ensure that an approval of any substantial acquisition of stock will not be rushed to the shareholders, but will be carefully evaluated by the Board of Directors. This will give the directors an opportunity to determine whether an acquisition is in the best interests of the Corporation and its shareholders, or, if necessary, to look for other potential suitors who will more likely act in the best interests of the Corporation and the shareholders.

      Further, the Board will have the ability to avoid the inconvenience and expense involved in calling a special meeting of the shareholders if it determines that the meeting would not further the best interests of the Corporation or its shareholders or if the person causing such meeting were not financially able to consummate the transaction.

      This proposal will vest the Board with the ability to hinder or prevent transactions which might lead to the acquisition of the Corporation. Additionally, the proposal restricts the rights of shareholders to sell or buy shares. Under this provision, no shareholder will be able to purchase in excess of ten percent (10%), thirty-three percent (33%) or a majority of the shares of the Corporation without a special meeting of the shareholders and an authorization of the purchase. However, as previously stated, the Corporation is already subject to a Control Share Acquisition Article, which also requires such authorization. Finally, this provision may vest the Board with the power to protect its own incumbency.

      Modification of the current Control Share Acquisition Article requires an affirmative vote of the holders of shares of this Corporation entitling them to exercise at least seventy-five (75%) percent of the voting power of this Corporation.

For that reason, the Restated Articles shall require the approval of the holders of at least seventy-five percent (75%) of the voting power of this Corporation.

Serial Preferred Shares.

      The Restated Articles authorize, among other things, 10,000 shares of serial preferred shares. The term “serial preferred share” refers to stock for which the designations, preferences, conversion rights, cumulative rights, optional and other rights, including voting rights, qualifications, limitations, or restrictions thereof, are determined by the Board of Directors. The additional authorized shares that would be available for issuance, if approved, may be issued for any proper corporate purpose at any time without further shareholder approval. Each series of serial preferred shares may rank senior to the common stock with respect to dividends and liquidation rights. No preferred stock is presently issued.

      If the Restated Articles are approved by the shareholders, the Board of Directors may determine, among other things, with respect to each series of serial preferred shares which may be issued: (i) the distinctive designation of such series and the number of shares constituting such series, (ii) whether or not shares have voting rights and the extent of such voting rights, if any, (iii) the election, term of office, filling of vacancies, and other terms of the directorship of directors, if any, to be elected by the holders of any one or more series of such preferred stock, (iv) the dividend rights, if any, including the dividend rates, preferences with respect to other series of classes of stock, the times of payment and whether dividends shall be cumulative, (v) the redemption price, term of redemption, the amount of and provisions regarding any sinking fund for the purchase or redemption thereof, (vi) the liquidation preferences and the amounts payable on dissolution or liquidation, (vii) the terms and conditions, if any, under which shares of the series may be converted into any other class of stock or debt of the Corporation, and (viii) preemptive rights to purchase or otherwise acquire any preferred stock that may be issued in the future.

      The Board of Directors believes it is desirable to give the Corporation this flexibility in considering such matters as raising additional capital, acquisitions, or other corporate purposes. The authorization of such shares will enable the Corporation to act promptly and without additional expense if appropriate circumstances arise which require the issuance of such shares. The Corporation has no current agreements, commitments, plans or intentions to issue any additional   shares. Depending upon the circumstances in which such additional shares of preferred stock are issued, the overall effects of such issuance may be to render more difficult or to discourage a merger, tender offer, proxy contest, or the assumption of control by a holder of a large block of common stock and the removal of incumbent management. For example, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of the Corporation. Such   shares could be privately placed with purchasers favorable to the Board of Directors in opposing such action. In addition, the Board of Directors could authorize holders of a series of preferred stock to vote either separately as a class or with the holders of the Corporation’s common stock, on any merger, sale, or exchange of assets by the Corporation or any other extraordinary corporate transaction. The issuance of new shares could also be used to dilute the stock ownership of a person or entity seeking to obtain control of the Corporation should the Board of Directors consider an action of such entity or person not to be in the best interests of the Corporation and the shareholders.

      If any series of preferred stock authorized by the Board provides for dividends, such dividends, when and as declared by the Board out of any funds legally available therefore, may be cumulative and may have a preference over the common stock as to the payment of such dividends. In addition, if any series of preferred stock authorized by the Board so provides, in the event of any dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the holders of each such series of the then outstanding preferred stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of common stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for preferred stock, the liquidation preference of preferred stock and other matters, the issuance of preferred stock could therefore result in a reduction in the assets available for distribution to the holders of common stock in the event of liquidation of the Corporation.

Elimination of Preemptive Rights.

      Currently, shareholders of the Corporation have preemptive rights on authorized unissued shares of stock. Preemptive rights allow an existing shareholder to participate in a stock offering on a pro rata ownership basis, thus allowing existing shareholders of the Corporation to maintain their proportion of stock ownership in the Corporation should it decide to issue additional shares of stock. Elimination of preemptive rights will allow greater flexibility to the Board of Directors in issuing securities of the Corporation. The effect of eliminating preemptive rights is to limit the ability of a shareholder to maintain his, her or its existing ownership percentage of the issued and outstanding common stock of the Corporation. Elimination of preemptive rights may result in a shareholder being diluted in the percentage of shares owned by such shareholder if the Corporation issues additional shares of stock and the current shareholder does not participate in the purchase of such stock. Currently, the Articles of Incorporation provide the shareholders with preemptive rights. The effect of eliminating preemptive rights will be to provide the Board of Directors greater flexibility in the circumstances under which it may issue additional shares of common stock.

Additional Amendments to the Corporation’s Articles of Incorporation.

      The following additional amendments are contained in the Restated Articles. The Restated Articles update or eliminate current provisions contained in the Articles of Incorporation so as to make the provisions compliant with applicable law or eliminate unnecessary terms. These amendments are in addition to the provisions described above.

1. Eliminate Minimum Stated Capital. Current Article V states that the Corporation will have minimum stated capital of $1,000 to commence business. There is no longer a requirement that Ohio corporations have a minimum stated capital to conduct business; thus, Article V is eliminated.

2. Eliminate Designation of Directors. Current Article VIII states the number of directors and identifies the directors by name and address. The Code of Regulations of the Corporation provides for the number of directors, election procedures, term, and procedures to fill vacancies. Currently, it is necessary to amend the Articles whenever the number and/or identity of the directors is changed; thus, Article VIII is eliminated.

3. Eliminate Designated Incorporators. Article IX states the names and addresses of the incorporators of the Corporation. It is not necessary to identify the incorporators of the Corporation; thus, Article IX is eliminated.

4. Amend Indemnification Provisions. Article X provides the Corporation with the power to indemnify shareholders, officers and directors of the Corporation. The Corporation’s power to indemnify its shareholders, officers and directors is explicitly provided by statute. The current indemnification statute in the State of Ohio has been amended since the original adoption of Article X. It is necessary to amend Article X to conform to the current statute, and to provide the maximum protection to the officers and directors in their roles as fiduciaries for the Corporation; thus, Article X is amended as provided in the Restated Articles.

5. Eliminate Designation of Executive Committee. Article XI states that the Board of Directors has the authority to designate an Executive Committee to exercise the authority of the Board of Directors in the management of the Corporation. The Amended and Restated Code of Regulations provides similar authority to the Board. It is not necessary to include such provisions within the Articles; thus, Article XI is eliminated.

6. Eliminate Pledge of Corporate Property. Article XIV states that the Board of Directors may only authorize the mortgage, deed of trust, pledge or hypothecation of the Corporation property with the approval of seventy-five (75%) percent of the shareholders. This provision significantly limits the Board’s ability to manage the business of the Corporation. Article XIV is eliminated so as to enable the Board to pledge the Corporation’s property if it is in the best interest of the Corporation.

PROPOSAL NO. 3:

APPROVAL AND ADOPTION OF THE FIRST AMENDED AND RESTATED CODE OF
REGULATIONS

      The Board of Directors has adopted, subject to shareholder approval, the First Amended and Restated Code of Regulations (the “Restated Code”) and recommends that you vote for the proposal to approve and adopt the Restated Code. If the Restated Code is approved and adopted by the shareholders, the Restated Code will become effective immediately.

      The substance and effect of certain provisions of the Restated Code are described below. The complete text of the proposed Restated Code is set forth in Exhibit “B” to this Proxy Statement. The following discussions are qualified in their entirety by reference to the text of the Restated Code.

Amendments Affecting the Directors, including a Classified Board.

      The Restated Code reflects changes to the number, nomination procedures, election, term, vacancy and removal of directors. Specifically, the Restated Code contains a wholly revised Article III, Directors.

      Article III, Section 1 (Number of Directors) provides that the number of directors shall be not less than five (5), nor more than twenty-five (25), and that the exact number shall be determined from time to time by a two-thirds majority vote of the whole Board of Directors. The exact number shall be eight (8) unless otherwise determined.

      Article III, Section 2 (Nominations) prescribes the procedures under which a person is nominated for election to the Board of Directors. Specifically, individuals may be nominated at a meeting of the shareholders by or at the direction of the Board of Directors. Nominations made by shareholders must comply strictly with the provisions of Article III, Section 2. Those provisions provide that timely notice of such nomination must be provided to the Secretary of the

Corporation. To be considered timely, a shareholder notice must be delivered not less than ninety (90), nor more than one hundred twenty (120) days prior to the shareholder meeting at which the nominee may be elected to the Board of Directors; provided, however, that in the event that less than ninety (90) days notice of the meeting is provided to shareholders, timely notice must be delivered no later than the close of business on the seventh (7th) day following the date public disclosure of the meeting was made. A shareholder’s timely notice to the Secretary shall set forth the name, age, business address and residence address of the nominee, principle occupation or employment history of the nominee for the past five (5) years, and the class and number of shares of capital stock of the Corporation which are directly and beneficially owned by such nominee; and, as to the shareholder providing such notice, the name and record address of the shareholder and the class and number of shares of capital stock of the Corporation which are directly and beneficially owned by such shareholder. Additional information may be required by the Corporation. These nominating procedures afford the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, the opportunity to inform shareholders about the merits of such qualifications. The provisions contained in Article III, Section 2 of the Restated Code do not give the Board of Directors any power to approve or disapprove of shareholder nominations for election of directors, although it may have the effect of precluding a contest for the election of directors if the procedures established by it are not followed. The provisions may also discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors. For these reasons, the Board of Directors believes that this Article III, Section 2 may have an anti-takeover effect.

      Article III, Section 3 (Election and Term of Directors) provides for a classified Board of Directors. A classified Board of Directors would operate to divide the Board into three (3) separate classes of directors, as nearly equal in number as possible, to serve a three (3) year term or until their successors are duly elected and qualified with each class being elected at different annual shareholder meetings. Following the effectiveness of this provision, Class I will consist of two (2) directors who will serve for an initial term of one (1) year, Class II will consist of three (3) directors who will serve for an initial term of two (2) years, and Class III will consist of three (3) directors who will serve for an initial term of three (3) years. At each annual meeting after 2000, directors will be elected to succeed those whose terms then expire and each newly elected director will serve for a three (3) year term. The Restated Code would replace the prior system of electing all of the directors annually for one (1) year terms.

      If the number of directors constituting the Board is increased or decreased, the resulting number of directors will be apportioned among the three (3) classes so as to make all classes as nearly equal in number as possible, except that the term of any incumbent director may not be shortened.

      The affect of a classified Board of Directors may be circumvented by increasing or decreasing the size of the Board. At present, vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, are required to be filled by a majority of the remaining members of the Board, although less than a quorum, and each person so elected serves as a director until a successor is elected by the shareholders. The Restated Code provides that the size of the Board may be fixed solely by action of the Board itself, and that any vacancies in the Board of Directors be filled by a majority vote of the remaining directors then in office, even though less than a quorum, and each person so elected would serve for the remainder of the full term of the class in which the new directorship was created or the vacancy occurred.

      Since directors will be serving for longer terms which expire at different times, and may be removed only for cause by a supermajority vote of shareholders (see below), the Board of Directors believes that a classified Board will promote continuity of management and, thereby enhance the ability of the Corporation to carry out long-range plans and goals for its benefit and the benefit of its shareholders. Although the Corporation has not experienced difficulties in the past in maintaining continuity of the Board and management, the Board of Directors believes that a classified Board will assist the Corporation in maintaining this continuity of management into the future. Additionally, the classified Board has certain anti-takeover effects that the Board believes will deter unsolicited takeover attempts and protect the value of each shareholder’s investment in the Corporation.

      A classified Board would also extend the time it would take for a majority shareholder to obtain control of the Board of Directors, thereby limiting such abusive takeover tactics as two tiered tender offers. Assuming each class of directors is equal in size, a majority shareholder could not obtain control of the Board until the second annual shareholders’ meeting after it acquired a majority of the voting stock. During this time, the Board of Directors would have a better opportunity to negotiate with any such majority shareholder to obtain a more favorable price and terms in any merger or tender offer.

      Article III, Section 3 further provides that amendment to such section (eliminating the classified Board) requires a 66 2/3% majority vote of the shareholders.

      Article III, Section 4 (Vacancies) provides that any vacancies in the Board shall be filled by a majority vote of the remaining directors and such director shall hold office for the unexpired portion of the term of the directorship. If the vacancy is created through an increase in the number of directors, the Board of Directors shall also determine the class of such directorship.

      Article III, Section 5 (Removal of Directors) provides that directors shall only be removed with a showing of cause by the affirmative vote of the holders of not less than 66 2/3% of the voting stock of the Corporation. Currently, the Code of Regulations is silent as to removal of directors and therefore directors can be removed for any reason. Currently, a potential acquirer could remove all of the directors at a meeting of shareholders and install its own slate of directors, thus gaining full control of the Board of Directors. Approval of the Restated Code will require such a potential acquirer to demonstrate cause as to why such directors should be removed, and shall further require such acquirer to gain approval of the holders of not less than 66 2/3% of the voting stock of the Corporation.

      The Board believes that the threat of its removal would significantly weaken its bargaining strength in the event of an unwanted solicitation of the Corporation. The directors would be deprived of the time necessary to effectively evaluate any given proposal, to study alternatives to that proposal, and to make adequate and informed recommendations to the shareholders.

      The effect of this provision is to make removal of the directors more difficult. The provision may also have the effect of making takeover and changing control of the Corporation more difficult. Additionally, the provision may have an adverse effect on the willingness of large shareholders to purchase shares of the Corporation.

      The effect of the new Article III, in the aggregate, may be to discourage tender offers and proxy contests and could deprive shareholders of the opportunity to participate in such occurrences if they so desire. The new Article III could also have the effect of discouraging accumulation of a substantial number of shares by any person or entity which would tend to reduce temporary fluctuations of the price of shares and potentially deprive shareholders of the ability to sell   shares at temporarily inflated prices. By impeding the ability of shareholders to remove the directors, the shareholders may be deprived of the ability to participate in tender offers and proxy contests if they so desire, at the expense of protecting the Board and management. Conversely, the proposal will vest the Board with the ability to negotiate with a potential suitor without feeling the pressure that they will be removed if they do not react quickly to the tender offer or proxy contest.

      Adoption of the Restated Code requires the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power of the Corporation.

Anti-Takeover Affects.

      The amendments contained in the Restated Articles and the Restated Code, including amending the Control Share Acquisition Article, providing for serial preferred shares, eliminating preemptive rights, controlling the number of directors, the nominating procedures for directors, classifing the Board of Directors, and filling of vacancies and removing directors for cause may render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control of the Corporation by a holder of a large block of the Corporation’s stock or other person or the removal of incumbent management, even if such actions may be beneficial to the Corporation’s shareholders generally.

      Adoption of the Restated Articles and the Restated Code are not in response to any effort, of which the Corporation is aware, to accumulate the common stock or to obtain control of the Corporation. The Board of Directors has observed the relatively common use of certain coercive takeover tactics in recent years, including the accumulation of substantial common stock positions as a prelude to a threatened takeover or a corporate restructuring, including proxy fights in partial tender offers and the related use of two tier pricing. The Board of Directors believes that the use of these tactics can place undue pressure on a Corporation’s Board of Directors and shareholders to act hastily and on incomplete information, and, therefore, can be highly disruptive to the Corporation as well as result in unfair differences in treatment of shareholders who act immediately in response to an announcement of takeover activity and those who choose to act later, if at all.

      The provisions contained in the Restated Articles and the Restated Code may have the effects of deterring or frustrating certain types of future takeover attempts that may not be approved by the incumbent Board of Directors, but that the holders of the majority of the shares of common stock may deem to be in their best interest or in which some or all of the shareholders may receive a substantial premium over prevailing market prices for their stock. By having the effect of discouraging takeover attempts, the Restated Articles and Restated Code also could have the incidental effect of inhibiting certain changes in management (some or all of the members of which might be replaced in the course of a change of control) and also the temporary fluctuations in the market price of the common stock that often result from actual or rumored takeover attempts.

      The Board of Directors recognizes that a takeover might in some circumstances be beneficial to some or all of the Corporation’s shareholders, but, nevertheless, believes that the shareholders as a whole will benefit from the adoption of the provisions contained within the Restated Articles and the Restated Code. The complete text of the Restated Articles is set forth in Exhibit A; the complete text of the Restated Code is set forth in Exhibit B.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth information regarding beneficial ownership as of December 31, 1999, of the Corporation’s common shares of each Director and all Executive Officers as a group.

	Aggregate Number of
	Shares Beneficially		Percent of
Name	Owned (A)		Outstanding Shares

Benjamin R. Brown	49,453		.65%

Richard L. Calvin	68,650		.90%

Joseph D. Lane	8,015		.01%

David C. Myers	48,409		.63%

Edward A. Ort	14,188		.19%

Frank L. Paden	18,716		.25%

William D. Stewart	58,059		.76%

Ronald V. Wertz	58,905		.77%

Executive Officers as a Group	25,857	(B)	.34%

All Directors and Executive Officers as a Group	331,536		4.08%

(A) Information relating to beneficial ownership is based upon information available to Farmers and uses “Beneficial Ownership” concepts set forth in the rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Under such rules, Beneficial Ownership includes those shares over which an individual has sole or shared voting, and/or investment powers such as beneficial interest of a spouse, minor children, or other relatives living in the home of the named individual, trusts, estates and certain affiliated companies.

(B) Includes 18,716 shares held by Frank L. Paden, President and CEO of Farmers National Bank of Canfield and President and Secretary of the Corporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s Directors and executive officers, and persons who own more than 10% of a registered class of the Corporation’s equity securities, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Officers, Directors and greater than 10% stockholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

      To the Corporation’s knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, during 1999, all Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were complied with.

COMMITTEES OF THE BOARD OF DIRECTORS

      During 1999, the Board of Directors of the Corporation held twelve regular monthly meetings and six special meetings. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the respective committees on which they serve. Members of the Board of Directors receive $500 for each board meeting they attend, and $300 for each committee meeting they attend with the exception of Mr. Paden who does not receive any compensation for committee meetings.

      At the Director’s organizational meeting, held immediately following the last Annual Shareholders Meeting of The Farmers National Banc Corp, held on March 25, 1999, the following committees were appointed by the President & Secretary:

      The Board of Directors has an Audit Committee consisting of Messrs. Myers, Brown, Ort and Wertz. The Audit Committee reviews the internal auditing procedures and controls of the Corporation and its subsidiaries. The Audit Committee also reviews reports from both the internal and external auditor. The Audit Committee formally report to the full Board of Directors its evaluations, conclusions and recommendations with respect to Corporation’s effectiveness of their policies, practices and controls. The Audit Committee met four times during 1999.

      The Board of Directors has a Discount Loan Committee consisting of all the directors. The function of this committee is to review all loans made during the previous week and to approve any new loan applications or loan commitments which are greater than the lending limits of specific loan officers or the Executive Loan Committee. This committee meets on a regular weekly basis with three members of the bank’s Executive Loan Committee.

      The Board of Directors has a Building Committee consisting of all the directors. The function of this committee is to oversee site selection for new offices, remodeling projects and any other modifications to the Corporation’s buildings. This committee did not meet in 1999.

      The Board of Directors has a Long Range and Strategic Planning Committee consisting of all the directors. This committee is responsible for the formulation and implementation of the Corporation’s long range Strategic Plan and short term Business Plan. This committee met once in 1999.

      The Board of Directors has a Risk Management and Insurance Committee consisting of Messrs.. Wertz, Brown, Calvin and EVP/CFO Culp. The function of this committee is to annually review all insurance protection and coverage maintained by the corporation. This committee met once in 1999.

      The Board of Directors has an Executive Compensation and Employees Salary Committee consisting of Messrs. Brown, Calvin, Lane, Myers, Ort, Stewart and Wertz. During 1999, this Compensation Committee met once. Duties of this committee include reviewing the performance of and establishing compensation for the officers of the Corporation’s subsidiary, Farmers National Bank. The Compensation Committee also administers the Farmers National Banc Corp. 1999 Stock Option Plan.

      The Board of Directors has a Nominating Committee consisting of all the directors. During 1999, the Nominating Committee met once. This committee is responsible for selecting and recommending to the Board of Directors with respect to: (a) nominees for election at the Annual Meeting of the shareholders; (b) nominees to fill Board vacancies; and (c) the composition of membership of the various other standing board committees. The Nominating Committee will consider director nominees recommended by shareholders provided these nominations are in accordance with the procedures set forth in the Corporation’s Code of Regulations.

      NOTE: THE ABOVE COMMITTEES ARE COMMITTEES OF THE FARMERS NATIONAL BANK OF CANFIELD (THE BANK), A WHOLLY OWNED SUBSIDIARY OF FARMERS NATIONAL BANC CORP. CURRENTLY, THE MEMBERS OF FARMERS’ BOARD OF DIRECTORS ALSO SERVE AS THE DIRECTORS OF THE BANK, AND ATTEND BOARD MEETINGS FOR BOTH FARMERS AND THE BANK. ALTHOUGH THESE MEETINGS ARE CONDUCTED SEPARATELY ON THE SAME DAY, A MEMBER RECEIVES COMPENSATION (WHICH IS PAID BY FARMERS) FOR ONLY ONE MEETING, CONSEQUENTLY, MEMBERS ATTENDING A MEETING OF THE BOARDS OF BOTH FARMERS AND THE BANK ON A SINGLE DAY ARE CREDITED WITH ONE BOARD MEETING FOR ATTENDANCE AND COMPENSATION PURPOSES.

SUMMARY COMPENSATION TABLE

		Annual Salary	401(k)	All Other
		and Director	Corporation	Compensation
Name and Principal Position	Year	Fees (a)	Contribution (b)	(c)

Frank L. Paden, President & CEO	1999	124,426	9,377	686

	1998	118,917	7,975	383

	1997	93,665	7,486	1,038

(a) The amount of Director Fees included in this annual amount is as follows: Paden ($10,300, $9,300 and $7,900).

(b) In May, 1996, the Corporation adopted a 401(k) Profit Sharing Retirement Savings Plan. All employees of Farmers National Bank who have completed at least one year of service and meet certain other eligibility requirements are eligible to participate in the Plan. Under the terms of the Plan, employees may voluntarily defer a portion of their annual compensation, not to exceed 15%, pursuant to Section 401(k) of the Internal Revenue Code. The Corporation matches a percentage of the participants’ voluntary contributions up to 6% of gross wages. In addition, at the discretion of the Board of Directors, the Corporation may make an additional profit sharing contribution to the Plan. The Corporation’s contributions are subject to a vesting schedule and the Plan meets the requirements of Section 401(a) of the Internal Revenue Code and Department of Labor Regulations under ERISA.

(c) Amounts represent cost of group term life insurance and other benefits.

      Listed is the total compensation paid by the Corporation’s subsidiary, The Farmers National Bank of Canfield during the latest fiscal year to the named person(s) for services in all capacities, specifically setting forth the direct compensation to the President & CEO. No other executive officer of Farmers receives the total annual salary and bonus in excess of $100,000.

      In 1991, as a result of certain changes in the Internal Revenue Code, the Bank’s pension plan was amended to reduce significantly the benefits of several key employees, including those of Mr. Paden. As a result, the Bank has entered into Deferred Compensation Agreements with certain of its executive officers, including Mr. Paden. Under the terms of the Deferred Compensation Agreement, he will receive monthly payments of $930.00 for a period of two hundred and four (204) months, commencing with retirement age of 65. This agreement also provides that these executive officers will be available to perform consulting services for the Bank during the period he is receiving these payments, and prohibits him from entering into competition with the Corporation during that same period. In the event that any payments should still remain due and payable to the executive officer under the Agreement at the time of his death, those payments would be made to his surviving spouse. In the event that any payment should still remain due and payable to either the executive officer or his spouse under the Agreement at the death of the survivor of them, those payments would be reduced to their then present value at a predetermined rate of interest and paid to the estate of the survivor in a lump sum. Payments will be prorated in the event the employee retires before the age of 65, and will be increased proportionately if he retires after the age of 65. The Agreement is funded by a life insurance policy owned by the bank, on which the Bank is the beneficiary and the premiums of which are paid by the Bank.

FARMERS NATIONAL BANC CORP. 1999 STOCK OPTION PLAN

      The following table sets forth the incentive stock options granted to the Corporation’s President and CEO under the Farmers National Banc Corp. 1999 Stock Option Plan. Under Securities and Exchange Commission regulation, companies are required to project an estimate of appreciation of the underlying shares of stock during the option term. The Corporation has chosen the “five percent/ten percent” formula approved by the SEC. However, the ultimate value will depend on the market value of the Corporation’s stock at a future date, which may not correspond to the projections below.

					Potential Realizable Value
					at Assumed Annual Rate
					of Stock Price Appreciation
	Individual Grants				for Option Term

		% of Total Options	Exercise

		Granted to	Price (2)

Name	Options Granted (1)	Employees	Per share	Expiration Date	5%	10%

Frank L. Paden	5,000	15.6%	$14.75	11/09/2009	$121,131	$191,289

(1) Options granted in 1999 are incentive stock options which are exercisable equally over a five year vesting period, however, all options become immediately exercisable in the event of a change in control of the Corporation. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.

(2) Exercise price is the fair market value on the date of the grant.

      The following table sets forth the number and value of all unexercised incentive stock options held by the Corporation’s President & CEO at year-end. The value of “in-the-money” options refers to option having an exercise price which is less than the market price of the Corporation’s stock on December 31, 1999. In addition, the table sets forth the number of options exercised, if any during the year and indicates the amount of value realized upon such exercise.

			Number(#) of	Value ($) of
			Unexercised Options	Unexercised Options
			on 12/31/99	on 12/31/99 (2)
	Shares Acquired on	Net Value ($)	Exercisable/	Exercisable/
Name	Exercise	Realized (1)	Unexercisable	Unexerciable

Frank L. Paden	0	$0	0 / 5,000	$0 / $0

(1) Represents estimated market value of the corporation’s common stock at exercise date, less the exercise price.

(2) Represents estimated market value of the corporation’s common stock at December 31, 1999, less the exercise price.

      No Employment Contracts or Golden Parachute Agreements exist between any executive officer and either Farmers National Banc Corp. or The Farmers National Bank of Canfield.

INDEBTEDNESS OF MANAGEMENT

      Farmers has had, and expects to have in the future, banking transactions in the ordinary course of business with Directors, executive officers and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. Since the beginning of 1999, the largest aggregate extensions of credit to executive officers, Directors and their associates during the year ended December 31, 1999 was $1,610,355 or 3.10% of Equity Capital Accounts. In the opinion of the management of Farmers, these transactions do not involve more than a normal risk of collectability or present other unfavorable features.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors is made up of all of the outside Directors of Farmers. No officers of the corporation sit on this committee. This committee reports back to the full board but its decisions are not subject to full board approval. The committee has the purpose and responsibility of providing the Bank, its staff and the communities it serves with consistent long-term leadership of the highest quality possible while protecting the interests of the shareholders.

      The committee sets the limits for increases in the aggregate for all staff, reviews performance of executive officers and sets their salaries for the coming year. In addition, any incentive/bonus program is set by the board based on the recommendation of the compensation committee.

      The committee takes a straightforward approach to the review of executives and bases its consideration of salaries on specific job performance, contribution to target levels of growth, profitability, stability, capital and return on equity (ROE) and return on assets (ROA). Also considered is the executive’s contribution to the general success of the Bank and its business plan and community standing, which cannot necessarily be quantified in an appropriated manner but is weighted heavily in a community bank, which is located exclusively in small communities. Successful bank operations are contingent upon accomplishment in all areas and integration with the business community’s direction and success in our market areas. Executive performance must therefore be evaluated by using these factors as well. Specific results of each executive’s area of responsibility are evaluated and considered, but would not be appropriately discussed here as a matter of confidentiality.

      The committee evaluates the President on the same basis as other executive offices with weight being given to the achievement of target levels of growth, capital and return on equity and, in addition, specific target goals of the overall strategic plan of the Bank. The accomplishment of meeting the goals and targets are reflected in the Summary Compensation Table.

      The members of the Compensation Committee are Benjamin R. Brown, Chairman; Richard L. Calvin, Joseph D. Lane, David C. Myers, Edward A. Ort, William D. Stewart and Ronald V. Wertz. None has registered a disagreement with the above report.

Compensation Committee Interlocks and Insider Participation

      No member of the Compensation Committee is currently or was at any time during 1999, an officer or an employee of, or had an employment agreement with the Corporation or the Bank. No corporate or committee interlocks exist which require disclosure under SEC regulations.

[PICTURE]

================================================================================

PERFORMANCE GRAPH

      The Securities and Exchange Commission requires a line graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has selected the NASDAQ Stock Market US Index and the NASDAQ Banks Index for purposes of this performance comparison which appears below. The Performance Graph presents a comparison which assumes $100 invested on December 31, 1994, in the Corporation’s common stock, The NASDAQ Stock Market US Index and the NASDAQ Banks Index.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN *
AMONG FARMERS NATIONAL BANC CORP.,
THE NASDAQ STOCK MARKET (U.S. INDEX
AND THE NASDAQ BANKS INDEX

[GRAPH]

* $100 INVESTED ON 12/31/94 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS FISCAL YEAR ENDING DECEMBER 31.

	12/94	12/95	12/96	12/97	12/98	12/99

Farmers National Banc Corp.	100	147	192	268	382	279

NASDAQ Stock Mkt-US	100	141	174	213	300	542

NASDAQ Bank	100	149	197	329	327	314

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has elected Hill, Barth and King to serve as the Corporation’s independent public accountant for the fiscal year ending December 31, 2000. Hill, Barth and King also served as the Corporation’s independent public accountant for the fiscal year ended December 31, 1999. Hill, Barth and King is expected to have a representative present at the Annual Meeting and will be available to respond to shareholders’ questions and if they desire, will have an opportunity to make any statement they consider appropriate.

SHAREHOLDER PROPOSALS

      Any Shareholder proposal intended to be placed in the Proxy Statement for the 2000 Annual Meeting to be held in March 2001 must be received by the Corporation no later than December 1, 2000. Written proposals should be sent to Carl D. Culp, Executive Vice President and Treasurer, Farmers National Banc Corp., 20 South Broad Street, P.O. Box 555, Canfield, Ohio 44406. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and the number of shares owned. If the proponent is not a shareholder of record, proof of beneficial ownership should also be submitted. All proposals must be a proper subject for action and comply with the proxy rules of the Securities and Exchange Commission. Reference is made to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for information concerning the content and form of such proposal and the manner in which such proposal must be made.

ANNUAL REPORT ON FORM 10-K

      A copy of the Corporation’s 1999 report filed with the Securities and Exchange Commission, on Form 10-K, will be available without charge to shareholders upon written request to Carl D. Culp, Executive Vice President and Treasurer, Farmers National Banc Corp., 20 South Broad Street, P.O. Box 555, Canfield, Ohio 44406.

BY ORDER OF THE BOARD OF DIRECTORS,

FRANK L. PADEN, PRESIDENT & SECRETARY

Proxy Card

KNOW ALL MEN BY THESE PRESENT, that I, the Undersigned Shareholder of Farmers National Banc Corp. of Canfield, Ohio, do hereby nominate and appoint William D. Calhoun, Ronald V. Wertz and David W. Yeany (no officer or employee of the Corporation may be named as proxy) or any one of them (with full power to act alone), my true and lawful attorney(s) with full power of substitution, for me and in my name, place and stead to vote all the Common Stock of said Corporation standing in my name on its books on February 11, 2000, at the Annual Meeting of its Shareholders to be held at Colonial Catering, 429 Lisbon Street, Canfield, Ohio 44406, on Thursday, March 30, 2000, at 3:30 P.M., Eastern Standard Time, or any adjournment thereof with all the powers the undersigned would possess if personally present as follows:

1.	ELECTION OF DIRECTORS: The election of the eight (8) persons listed in the Proxy Statement dated March 9, 2000 accompanying the notice of said meeting.

FOR (all nominees except as indicated below)

WITHHOLD AUTHORITY (as to all nominees) To withhold your vote from certain nominees, strike a line through their name: Benjamin R. Brown, Richard L. Calvin, Joseph D. Lane, David C. Myers, Edward A. Ort, Frank L. Paden, William D. Stewart, Ronald V. Wertz

2.	ADOPTION OF THE FIRST AMENDED AND RESTATED ARTICLES OF INCORPORATION: To approve and adopt the First Amended and Restated Articles of Incorporation. [ ] FOR [ ] AGAINST [ ] ABSTAIN

3.	ADOPTION OF THE FIRST AMENDED AND RESTATED CODE OF REGULATIONS: To approve and adopt the First Amended and Restated Code of Regulations. [ ] FOR [ ] AGAINST [ ] ABSTAIN

4.	SUCH OTHER BUSINESS as may properly come before the meeting or any adjournment thereof.

[ADDRESS]	NUMBER OF SHARES HELD Farmers National Banc Corp. 20 South Broad Street • P.O. Box 555 Canfield, OH 44406
PROXY FOR ANNUAL MEETING SOLICITED BY THE BOARD OF DIRECTORS

(Please sign on reverse side and return promptly)

DETACH PROXY CARD HERE

Farmers National Banc Corp. – Annual Meeting of Shareholders

March 30, 2000   3:30 P.M.
Colonial Catering
429 Lisbon Street
Canfield, Ohio 44406

SHAREHOLDER ADDRESS:

[ADDRESS]

SEE REVERSE SIDE FOR MEETING LOCATION INSTRUCTIONS

IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, THIS PROXY CONFERS AUTHORITY TO VOTE AND WILL BE VOTED “FOR” EACH PROPOSITION LISTED. If any other business is presented at said meeting, this Proxy shall be voted in accordance with the recommendations of The Board of Directors.

The Board of Directors recommends a vote “For” each of the listed propositions. This proxy is solicited on behalf of The Board of Directors and may be revoked prior to its exercise.

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE (whether or not you plan to attend the meeting in person).

IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

DATED __________________________________________

DETACH ON PERFORATION	________________________________________________ (L.S.)

BELOW AND	________________________________________________ (L.S.)

RETURN THIS CARD	Signature of Shareholder(s)*

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope

* When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

DETACH PROXY CARD HERE

[Map to Colonial Catering]